UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2006

AMERICAN EXPRESS COMPANY

(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation		Identification No.)
or organization)

200 Vesey Street, World Financial Center
New York, New York		10285
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 640-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Compensatory Arrangements of Certain Officers

(e)                                                On November 20, 2006, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of American Express Company (the “Company”) approved the Company’s 2007 Pay-for-Performance Deferral Program (the “2007 Deferral Program”). A brief summary of the terms and conditions of the 2007 Deferral Program is set forth below and a copy of the 2007 Pay-for-Performance Deferral Program Document is filed as Exhibit 10.1 to this report and is hereby incorporated by reference.

The 2007 Deferral Program permits eligible senior-level employees subject to U.S. income taxes to defer payment of their 2007 base salary, cash bonus related to the 2007 performance year (to be paid in or about February 2008) or any eventual payout under the Portfolio Grant-XVII Award (payable in or about February 2009) under the Company’s 1998 Incentive Compensation Plan, as amended; provided, however, that the maximum total amount that a participant may defer into his or her deferral account from all sources under the 2007 Deferral Program is one times base salary as of December 31, 2006.  The program annually credits interest equivalents to deferred balances according to a schedule based on the reported annual return on equity (“ROE”) of the Company for the relevant year as compared to the Company’s publicly-announced long-term ROE target (currently 33% - 36%, on average and over time) and certain vesting requirements.  Under the 2007 Deferral Program, if the Company’s annual ROE for a given year is less than the low end of the Company’s ROE target range (i.e., currently 33%), then the balance maintained in a participant’s 2007 deferral account will be credited with an interest equivalent based on the average corporate bond rate for the relevant year as announced by Moody’s Investors Service for borrowers rated “A” (the “Moody’s A Rate”).  If the Company’s annual ROE for a given year is within the Company’s ROE target range (i.e., currently 33% - 36%), then the balance maintained in a participant’s 2007 deferral account will be credited with an interest equivalent at the rate of 9%.  If the Company’s annual ROE for a given year is greater than the high end of the Company’s ROE target range (i.e., currently 36%), then the balance maintained in a participant’s 2007 deferral account will be credited with an interest equivalent at the rate of 11%.  The Committee may adjust, prospectively or retroactively, in its sole discretion without a participant’s prior consent or notice, the rates at which interest equivalents are credited.

If a participant elects to defer any compensation under the 2007 Deferral Program, he or she must defer such compensation for at least five years. In the event a participant’s employment by the Company or any of its subsidiaries terminates prior to the end of the minimum five-year deferral period for any reason other than retirement, disability or death, then the participant’s 2007 deferral account would be paid with interest equivalents credited for the entire period of deferral at the lesser of (i) the amount initially deferred under the 2007 Deferral Program credited annually at the crediting rate then in effect based on the Company’s ROE as described above or (ii) the initial deferred amount credited annually at the Moody’s A Rate.  In the event a participant’s employment by the Company or any of its subsidiaries terminates on or after the end of the minimum five-year deferral period or as a result of retirement, disability or death, then the participant’s 2007 deferral account would be paid with interest equivalents credited annually using the ROE schedule rate described above.

The 2007 Deferral Program permits participants to specify to have their 2007 deferral account paid (or otherwise begin payments, if installments are elected) (i) on a specified date that is no earlier than the end of the minimum five-year deferral period, (ii) upon retirement or (iii) upon a specified date up to ten years following retirement. In addition, participants may specify to have their 2007 deferral account paid in a lump sum or in two to 15 annual installments. Regardless of a participant’s specified time and form of payment, in the event that the participant’s employment by the Company or any of its subsidiaries terminates for any reason other than retirement or disability, then the participant’s 2007 deferral account would be paid out in a lump sum on the first day of the first month that is at least six months following the termination of employment or as soon as practicable thereafter. The Committee may delay payment to a participant under the 2007 Deferral Program until such payment is fully deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended.  In addition, payment of a participant’s deferral account may be accelerated upon a change in control of the Company.

Item 9.01  Financial Statements And Exhibits

(d)  Exhibits

10.1         American Express Company 2007 Pay-for-Performance Deferral Program Document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY
(REGISTRANT)

		By:	/s/ Stephen P. Norman
Name: Stephen P. Norman
Title: Secretary

Date:	November 22, 2006

EXHIBIT INDEX

Exhibit
No.	Description

10.1	American Express Company 2007 Pay-for-Performance Deferral Program Document.